                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
[ ] Definitive Proxy Statement
[X] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Rule 14a-12


                              WACHOVIA CORPORATION
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                (Name of Registrant as Specified In Its Charter)


                              SUNTRUST BANKS, INC.
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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.


   1) Title of each class of securities to which transaction applies:

________________________________________________________________________________


   2) Aggregate number of securities to which transaction applies:

________________________________________________________________________________


   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________


   4) Proposed maximum aggregate value of transaction:

________________________________________________________________________________


   5) Total fee paid:

________________________________________________________________________________

[ ] Fee paid previously with preliminary materials.

________________________________________________________________________________

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

________________________________________________________________________________

   2) Form, Schedule or Registration Statement No.:

________________________________________________________________________________

   3) Filing Party:

________________________________________________________________________________

   4) Date Filed:

________________________________________________________________________________

THE FOLLOWING LETTER WILL BE SENT TO WACHOVIA SHAREHOLDERS.


SUNTRUST



                                                                   July 12, 2001
Dear Wachovia Shareholder:

     For several months now, First Union has touted its proposed merger with Wachovia, and publicly proclaimed the projected benefits to shareholders. This is a refrain that First Union's shareholders have heard from their management many times before. They have learned the hard way that First Union always says good things about its major acquisitions but, in reality, these acquisitions rarely -- if ever -- meet First Union's stated expectations.


     Unfortunately, First Union has surprised its shareholders time and again -- and each time it is First Union's shareholders who have ended up suffering for management's miscalculations. Since you will be required to surrender your Wachovia shares in exchange for First Union shares if the First Union merger is approved and completed, you should know what First Union shareholders know about their management's inability to foresee what lies ahead.



                CAN YOU AFFORD ANOTHER FIRST UNION "SURPRISE"?


     First Union's recent acquisition history is grim. Its record of integrating acquired companies, we believe, has been poor. Now First Union asserts that a combination with Wachovia will be different. But all too often, First Union's shareholders have been unpleasantly surprised.


SURPRISE NO. 1 -- THE FIRST FIDELITY ACQUISITION


     In June 1995, First Union announced its proposed acquisition of First Fidelity Bancorporation, and presented illustrative post-acquisition 1997 earnings per share of $3.62. In fact, First Union's 1997 operating earnings per share were $3.30 -- 8.8% LESS THAN FIRST UNION PRESENTED WHEN ANNOUNCING THE ACQUISITION.


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GIVEN FIRST UNION'S HISTORY OF OVERPREDICTING AND UNDERDELIVERING AS DETAILED IN THIS LETTER, WE SEE NO REASON FOR WACHOVIA SHAREHOLDERS TO RELY ON FIRST UNION'S LATEST SET OF OPTIMISTIC PREDICTIONS. PROTECT YOUR INVESTMENT AND HELP ADVANCE A WACHOVIA-SUNTRUST MERGER BY VOTING AGAINST THE FIRST UNION MERGER PROPOSAL (PROPOSAL NO. 1) ON THE ENCLOSED BLUE PROXY CARD.

WE URGE YOU NOT TO VOTE IN ANY WAY ON WACHOVIA'S WHITE PROXY CARD. IF YOU PREVIOUSLY VOTED FOR THE FIRST UNION MERGER PROPOSAL, YOU CAN EASILY CHANGE YOUR VOTE BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD.
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SURPRISE NO. 2 -- THE SIGNET ACQUISITION


     In July 1997, First Union announced its proposed acquisition of Signet Banking Corporation, and presented illustrative post-acquisition 1999 earnings per share of $4.36. First Union missed the mark by a wide margin, as 1999 operating earnings per share were only $3.40 -- 22% LESS THAN FIRST UNION PRESENTED WHEN ANNOUNCING THE ACQUISITION.


SURPRISE NO. 3 -- THE CORESTATES ACQUISITION


     Still undeterred, First Union plowed ahead with more acquisitions, and as the acquisitions grew in size, so did the surprises. In November 1997, First Union announced the acquisition of CoreStates Financial Corp. At the time of announcement, First Union presented illustrative post-acquisition 1999 earnings per share of $4.46. The acquisition was completed in April 1998 and significant problems followed. First Union lost 19% of CoreStates customers and suffered major integration problems. First Union revised its earnings estimates downward twice in 1999, and ultimately 1999 operating earnings per share were only $3.40 -- 23.8% LESS THAN FIRST UNION PRESENTED WHEN ANNOUNCING THE ACQUISITION.


SURPRISE NO. 4 -- THE 1999 STOCK PRICE DEBACLE


     The year 1999 was a very bad year to own First Union stock. At the start of the year, the IBES median per share earnings estimate was $4.35 and First Union's stock price was $60.81. As First Union kept revising earnings estimates downward -- disappointing shareholders and Wall Street -- its stock price plunged. At year-end, First Union's operating earnings per share were only $3.40, and its stock price was $32.94. This disastrous decline in the market price of First Union shares COST ITS SHAREHOLDERS ALMOST HALF THE VALUE OF THEIR INVESTMENT -- OR AN AGGREGATE OF MORE THAN $26.7 BILLION IN MARKET VALUE -- in just one year. And First Union shareholders are doing no better today, as First Union's stock closed at $33.16 on July 11, 2001.


SURPRISE NO. 5 -- THE MONEY STORE ACQUISITION


     In June 1998, First Union acquired The Money Store Inc. for $2.1 billion. First Union announced that the acquisition was expected to be immediately accretive to earnings. But The Money Store acquisition turned out to be a complete failure and just two years later -- in June 2000 -- First Union announced that The Money Store was being shut down. As we have cited in prior letters, The Money Store debacle contributed to restructuring and other charges of $4.9 billion against First Union's earnings in 2000 -- ONE OF THE LARGEST CHARGES AGAINST EARNINGS IN THE HISTORY OF CORPORATE AMERICA.

SURPRISE NO. 6 -- THE DIVIDEND IS SLASHED

     First Union shareholders have learned that when all these negative surprises are added up, they can hit shareholders very hard. Faced with obvious shareholder concern about the future of their First Union dividend payments, First Union CEO Ken Thompson sought to reassure shareholders. In referring to First Union's consideration of its dividend rate, Mr. Thompson was quoted in the press on November 1, 2000 as stating "we've got plenty of capacity to generate all the capital we need in this company. At the end of the day, we didn't need to cut the dividend."

     And then, only seven weeks later, in what we see as the biggest and cruelest surprise of all, First Union announced that it was cutting its dividend rate in half in the first quarter of 2001. THIS DRASTIC DIVIDEND CUT CAN BE EXPECTED TO COST UNSUSPECTING FIRST UNION SHAREHOLDERS AN AGGREGATE OF $940,000,000 IN DIVIDEND PAYMENTS THIS YEAR assuming First Union maintains its current quarterly dividend rate of $0.24 per share through year-end.


                         IT'S A QUESTION OF RELIABILITY

     Now, with the critical vote on the proposed First Union merger only 3 weeks away, First Union continues to tout the benefits of the merger to Wachovia shareholders. First Union, for example, speaks glowingly of the "New Wachovia" -- which, as we see it, means nothing more than Wachovia shareholders would become First Union shareholders, with the same opportunity to experience the unpleasant "surprises" that First Union shareholders have come to know all too well.

     First Union's CEO Ken Thompson, who has been with First Union in various capacities for 25 years, was a senior executive during all these unpleasant shareholder surprises. In speaking now of the proposed First Union merger with Wachovia, Mr. Thompson says: "We believe this merger will enable us to achieve unusually attractive growth...." IT SOUNDS TO US LIKE THIS COULD BE SURPRISE NO.
7.

     In your own best interests, we urge you to vote "AGAINST" the First Union merger proposal on the enclosed BLUE proxy card. Defeating the First Union merger proposal is a crucial step in securing the benefits of a proposed merger with SunTrust. Please sign, date and return the enclosed BLUE proxy card today. Even if you have already voted in favor of the First Union proposal, it is not too late to change your mind.

     Thank you for your support.
                                      Sincerely,

                                      /s/ L. Phillip Humann

                                      L. Phillip Humann
                                      Chairman, President and
                                      Chief Executive Officer

--------------------------------  IMPORTANT --------------------------------

  If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign the BLUE proxy card with respect to your shares and only after receiving your specific instructions. Please contact the person responsible for your account and give instructions today for the BLUE card to be voted AGAINST PROPOSAL 1.

  If you have questions in voting your shares, please contact the firm assisting us in the solicitation of proxies:


                           INNISFREE M&A INCORPORATED


             TOLL-FREE SHAREHOLDER INFORMATION LINE: 1-877-750-9501
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Note: Operating earnings per share for 1997 and 1999 are diluted earnings per share before merger-related and restructuring charges. For 1999, operating earnings per share also exclude non-recurring gains. Per share data is adjusted for stock splits.
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On May 14, 2001 SunTrust delivered a merger proposal to the Board of Directors of Wachovia. Subject to future developments, SunTrust intends to file with the SEC a registration statement at a date or dates subsequent hereto to register the SunTrust shares to be issued in its proposed merger with Wachovia. Investors and security holders are urged to read the registration statement (when available) and any other relevant documents filed or to be filed with the SEC, as well as any amendments or supplements to those documents, because they contain (or will contain) important information. Investors and security holders may obtain a free copy of the registration statement (when available) and such other relevant documents at the SEC's Internet web site at www.sec.gov. The registration statement (when available) and such other documents may also be obtained free of charge from SunTrust by directing such request to: SunTrust, 303 Peachtree Street, N.E., Atlanta, GA 30308, Attention: Gary Peacock (404-658-4753). Information concerning additional participants in SunTrust's solicitation of proxies from Wachovia shareholders was filed by SunTrust with the SEC on July 12, 2001 on Schedule 14A.